UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: November 26, 2007

INTREPID GLOBAL IMAGING 3D, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407	98-0187705
(Commission File Number)	(IRS Employer Identification Number)

William R. Dunavant, Chief Operating Officer
2624 Eagle Cove Drive Park City. Utah. 84060
(Address of principal executive offices)

435.659.6018
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry Into a Material Definitive Agreement

On November 26, 2007, Intrepid Global Imaging 3D, Inc. (the “Company”) entered into an agreement (the “Agreement”)

          WHEREAS, First Versatile Smartcard Solutions Corporation, (“FVS”) is a corporation duly organized and existing under the laws of the Philippines; and

          WHEREAS, the MacKay Group Limited (“MKG”), a Hong Kong corporation is the sole shareholder of FVS; and

          WHEREAS, Intrepid Global Imaging 3D, Inc., (“Intrepid”) is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at 2624 Eagle Cove Drive Park City. Utah. 84060; and

          WHEREAS, the authorized capital stock of Intrepid consists of 100,000,000 shares of common stock, $.001 par value of which there are currently 6,638,579 shares of common stock issued and outstanding; and

          WHEREAS, The Boards of Directors of Intrepid and FVS, and the sole shareholder of FVS, MKG, deem it desirable and in the best interests of the corporations and their shareholders that FVS be merged into Intrepid in accordance with applicable Delaware Statutes. The manner and basis of converting the shares of the absorbed corporation into shares of the surviving corporation is as follows: Intrepid shall issue to the FVS’s sole shareholder, (MKG or its assignees, designees or assigns) an amount of shares such that MKG, the shareholder of FVS shall own 61% of the then total of issued and outstanding shares of common stock of Intrepid, after giving effect to the issuance of 3,000,000 restricted common shares to the Hamouth Family Trust and 2,000,000 restricted common shares to Roger Dunavant or his assignee upon the new Board’s approval and execution of consulting and/or employment agreements, as the case may be with the respective parties referred to above. The amount to be issued to MKG (and/or their assignees, designees or assigns, issued in the manner and time in the sole discretion of MKG) is no less than eighteen (18,000,000) million shares of Intrepid. The shares issued to be issued to MKG, Hamouth and Dunavant shall all be issued contemporaneously.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Intrepid Global Imaging, Inc.
Signature	Date

By: /s/ William R. Dunavant	November 26, 2007
Name: William R. Dunavant
Title: Chief Executive Officer / Chief Financial Officer